Exhibit 99.1

Earnings News

FOR RELEASE AT 4PM ET AUGUST 11, 2014

AROTECH CORPORATION REPORTS RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS, 2014
__________

Revenue, gross margins, operating profit and net income all reach record levels

Ann Arbor, Michigan, August 11, 2014 – Arotech Corporation (Nasdaq GM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and six months ended June 30, 2014.

Second Quarter Results

Revenues for the second quarter reached $27.8 million, compared to $22.4 million for the corresponding period in 2013, an increase of 24%.

Gross profit for the second quarter was $10.0 million, or 35.8% of revenues, compared to $6.3 million, or 28.2% of revenues, for the corresponding period in 2013, a 7.6 percentage point increase in the gross margin between periods.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter was $4.0 million, compared to $2.5 million for the corresponding period of 2013, an increase of 59.1%. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating income for the second quarter of $2.3 million compared to $1.6 million for the corresponding period in 2013. Operating expenses in the quarter grew to $7.6 million versus $4.7 million in the corresponding quarter in 2013. A large portion of the increase was due to the consolidation of the operations of UEC, which was acquired at the start of the second quarter, as well as an increase in R&D investment related to development of the Iron Flow technology.

The Company’s net income for the second quarter of 2014 was $1.8 million or $0.09 per share, compared to $1.5 million, or $0.10 per share, for the corresponding period in 2013.

First Six Months Results

Revenues for the first six months of 2014 reached $50.2 million, compared to $44.4 million for the corresponding period in 2013, an increase of 13.0%.

Gross profit for the first six months of 2014 was $17.3 million, or 34.5% of revenues, compared to $11.6 million, or 26.1% of revenues, for the corresponding period in 2013, an 8.4 percentage point increase in the gross margin between periods.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the first six months of 2014 was $6.3 million, compared to $4.0 million for the corresponding period of 2013, an increase of 57.5%. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating income for the first six months of 2014 of $3.6 million, compared to $2.4 million for the corresponding period in 2013. Operating expenses in the quarter grew to $13.7 million versus $9.2 million in the corresponding period in 2013. A large portion of the increase was due to the consolidation of the operations of UEC, which was acquired at the start of the second quarter, as well as an increase in R&D investment related to the development of the Iron Flow technology.

(more)

The Company’s net income for the first six months of 2014 of was $2.8 million or $0.14 per share, compared to $2.0 million, or $0.13 per share, for the corresponding period in 2013.

Backlog

Backlog of orders totaled approximately $74.1 million as of June 30, 2014, compared to $58.0 million as of December 31, 2013.

Balance Sheet Metrics

As of June 30, 2014, the Company had $972,000 in cash and $249,000 in restricted collateral deposits, as compared to December 31, 2013, when the Company had $5.8 million in cash and $498,000 in restricted collateral deposits.

The Company ended the second quarter with $5.1 million in short-term bank debt under its credit facility and $23.8 million in long-term loans outstanding, which included $4.3 million in current debt and $19.5 million in long term debt. This is in comparison to December 31, 2013 when the Company had no short-term bank debt under its credit facility and $1.9 million in long-term loans outstanding, which included $95,000 in current debt and $1.8 million in long term debt. The increase in bank loans was due to the long term debt associated with the purchase of UEC.

The Company also had $7.6 million in available, unused bank lines of credit with its main bank as of June 30, 2014, under a $15.0 million credit facility under its FAAC subsidiary, which was secured by the Company’s assets and the assets of the Company’s other subsidiaries and guaranteed by the Company.

The Company had trade receivables of $12.9 million as of June 30, 2014, compared to $12.4 million as of December 31, 2013. The Company had a current ratio (current assets/current liabilities) of 1.7, compared with the December 31, 2013 current ratio of 2.1.

Management Comment

“We present a set of excellent results for the second quarter, which were the highest in our history,” commented Arotech’s Chairman and CEO Robert S. Ehrlich. “We are particularly pleased with the strong improvement in our margins and profitability, especially the high gross margin level. We anticipate 2014 being a record year for Arotech in terms of both revenue and profitability.”

Continued Mr. Ehrlich, “For the first time, our Battery and Power Systems Division’s results include the results of the recently acquired operations of UEC, and were over half our revenues in the quarter. The assimilation of UEC in only one quarter has gone very well and the resulting jump in revenue from that division, as well as strong improvements in margins across the board, is very encouraging. We are also seeing strong demand for our simulation products, and we are very satisfied with the recent project wins, particularly the large $36 million follow-on VCTS order that we reported in June,” concluded Mr. Ehrlich.

Conference Call

The Company will host a conference call tomorrow, Tuesday, August 12, 2014 at 9:00 a.m. ET. Those wishing to access the conference call should dial:

1-888-0668-9141 (U.S.) or + 1-347-293-1926 (international).

For those unable to participate, the teleconference will be available for replay on Arotech’s website at http://www.arotech.com/ beginning 24 hours after the call.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Battery and Power Systems.

(more)

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Michigan, South Carolina and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Investor Relations Contacts: Kenny Green GK Investor & Public Relations Tel: 1 646 201 9246 arotech@gkir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech's products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech's most recent Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2013 and in Exhibit 99.3 to Arotech’s Current Report on 8-K, filed on April 1, 2014, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company's website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

(more)

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(U.S. Dollars, except share data)

	Six months ended June 30,		Three months ended June 30,
	2014	2013	2014	2013
Revenues	$50,211,986	$44,449,973	$27,829,186	$22,396,842

Cost of revenues	32,906,461	32,865,162	17,863,150	16,088,195
Research and development expenses	1,931,958	1,128,170	936,445	594,785
Selling and marketing expenses	2,977,553	2,620,258	1,545,785	1,383,252
General and administrative expenses	7,806,266	4,854,058	4,267,593	2,466,247
Amortization of intangible assets	961,183	550,112	887,064	273,618
Total operating costs and expenses	46,583,421	42,017,760	25,500,037	20,806,097

Operating income	3,628,565	2,432,213	2,329,149	1,590,745

Other income	229,421	268,682	197,308	267,449
Financial expenses, net	(682,648)	(302,879)	(563,647)	(113,742)
Total other (income) expense	(453,227)	(34,197)	(366,339)	153,707
Income from continuing operations before income tax expense	3,175,338	2,398,016	1,962,810	1,744,452

Income tax expense	378,561	428,902	180,125	254,125
Income from continuing operations	2,796,777	1,969,114	1,782,685	1,490,327
Loss from discontinued operations, net of income tax	–	(87,930)	–	(13,187)
Net income	2,796,777	1,881,184	1,782,685	1,477,140

Other comprehensive income, net of income tax
Foreign currency translation adjustment	101,109	269,923	147,192	58,247
Comprehensive income	$2,897,886	$2,151,107	$1,929,877	$1,535,387

Basic net income per share – continuing operations	$0.14	$0.13	$0.09	$0.10
Basic net income/loss per share – discontinued operations	$–	$(0.01)	$–	$–
Basic net income per share	$0.14	$0.12	$0.09	$0.10

Diluted net income per share – continuing operations	$0.14	$0.12	$0.09	$0.09
Diluted net income/loss per share – discontinued operations	$–	$(0.01)	$–	$–
Diluted net income per share	$0.14	$0.11	$0.09	$0.09
Weighted average number of shares used in computing basic net income/loss per share	19,892,242	15,472,667	20,311,830	15,554,199
Weighted average number of shares used in computing diluted net income/loss per share	20,464,982	16,075,407	20,914,570	16,146,939

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance and its progress towards GAAP profitability. Reconciliation of EBITDA to the nearest GAAP measure follows:

	Six months ended June 30,		Three months ended June 30,
	2014	2013	2014	2013
Net income (GAAP measure)	$2,796,777	$1,881,184	$1,782,685	$1,477,140
Add back:
Financial expense – including interest	682,648	302,879	563,647	113,742
Income tax expenses	378,561	428,902	180,125	254,125
Depreciation and amortization expense	1,655,525	1,133,017	1,277,652	561,760
Other adjustments*	787,294	254,463	155,371	82,664
Total adjusted EBITDA	$6,300,805	$4,000,445	$3,959,480	$2,489,431

*     Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

########

(end)